News Release

Contact:	Dan McClain (Media) (310) 201-3335

Paul Gregory (Investors)
(310) 201-1634

Northrop Grumman Reports Third Quarter 2010 Financial Results
•	Q3 EPS from Continuing Operations Increase 13 Percent to $1.64
•	Sales Increase 4 Percent to $8.7 Billion
•	Cash from Operations Totals $978 Million; Free Cash Flow Totals $817 Million
•	Approximately 3 Million Shares Repurchased
•	2010 Guidance for EPS from Continuing Operations Increased to $6.85 – $7.00
•	Conference Call Scheduled for 10:30 a.m. ET at www.northropgrumman.com
          LOS ANGELES – Oct. 27, 2010 – Northrop Grumman Corporation (NYSE: NOC) reported that third quarter 2010 earnings from continuing operations increased to $489 million, or $1.64 per diluted share, from $464 million, or $1.45 per diluted share, in the third quarter of 2009. Net earnings for the 2010 third quarter increased to $497 million, or $1.67 per diluted share, from $490 million, or $1.53 per diluted share, in the prior year period. The 2009 third quarter included a net tax benefit of $75 million, or $0.23 per diluted share. Third quarter 2010 sales increased 4 percent to $8.7 billion from $8.35 billion.
          Cash provided by operations totaled $978 million in the third quarter of 2010 compared with $544 million in the third quarter of 2009. New business awards for the 2010 third quarter totaled $7.4 billion, bringing total backlog to $64.6 billion as of Sept. 30, 2010.
          “This was a strong quarter for Northrop Grumman. Third quarter results demonstrate that our focus on sustainable performance improvement continues to gain traction across the corporation. All our businesses performed well, and based on year-to-date results, we are raising our 2010 EPS guidance to $6.85 to $7.00 per share. We are also confirming our guidance for cash from operations and free cash flow. Looking ahead, we continue to position the company to generate value for shareholders, customers and employees,” said Wes Bush, chief executive officer and president.

Northrop Grumman Corporation
1840 Century Park East • Los Angeles, CA 90067
www.northropgrumman.com

Northrop Grumman Reports Third Quarter 2010 Financial Results	2
Table 1 - Financial Highlights

	Third Quarter		Nine Months
($ in millions, except per share amounts)	2010	2009	2010	2009

Sales	$8,714	$8,350	$26,150	$24,830
Operating income	801	619	2,282	1,852
as % of sales	9.2%	7.4%	8.7%	7.5%
Earnings from continuing operations	$489	$464	$1,662	$1,198
Diluted EPS from continuing operations	1.64	1.45	5.49	3.67
Net earnings	497	490	1,677	1,273
Diluted EPS	1.67	1.53	5.54	3.90
Cash provided by operations	978	544	1,066	1,202
Free cash flow[1]	817	384	663	708

Pension-adjusted Operating Highlights
Operating income	$801	$619	$2,282	$1,852
Net pension adjustment[1]	8	72	24	224

Pension-adjusted operating income[1]	809	691	2,306	2,076
as % of sales[1]	9.3%	8.3%	8.8%	8.4%

Pension-adjusted Per Share Data
Diluted EPS from continuing operations	$1.64	$1.45	$5.49	$3.67
After-tax net pension adjustment per share[1]	0.02	0.14	0.06	0.45

Pension-adjusted diluted EPS from continuing operations[1]	1.66	1.59	5.55	4.12

Weighted average shares outstanding - Basic	293.5	317.1	298.6	322.0
Dilutive effect of stock options and stock awards	4.1	3.5	3.9	4.1

Weighted average shares outstanding - Diluted	297.6	320.6	302.5	326.1

[1] Non-GAAP metric - see definitions and reconciliations at the end of this press release.
             Third quarter 2010 operating income increased 29 percent to $801 million from $619 million in the prior year period, and as a percent of sales increased 180 basis points to 9.2 percent from 7.4 percent. The improvement principally reflects higher segment operating income and lower net pension adjustment. Third quarter 2010 segment operating income increased $107 million, or 14 percent, driven by double-digit increases in operating income for four of five businesses. As a percent of sales, third quarter 2010 segment operating income improved 80 basis points to 9.8 percent from 9 percent. Net pension adjustment improved to an expense of $8 million from an expense of $72 million in the prior year period. Unallocated corporate expenses totaled $46 million in the 2010 third quarter and $55 million in the 2009 third quarter.
             Federal and foreign income taxes increased to $257 million from $120 million in the third quarter of 2009. Third quarter 2009 earnings included a net tax benefit of $75 million, primarily for final settlement of the Internal Revenue Service’s examination of the company’s 2001, 2002 and 2003 tax returns. The effective tax rate for the 2010 third quarter was 34.5 percent compared with 20.5 percent in the 2009 third quarter.

Northrop Grumman Corporation
1840 Century Park East • Los Angeles, CA 90067
www.northropgrumman.com

Northrop Grumman Reports Third Quarter 2010 Financial Results	3
             Third quarter 2010 diluted earnings per share are based on 297.6 million weighted average shares outstanding compared with 320.6 million shares in the third quarter of 2009.
Table 2 - Cash Flow Highlights

	Third Quarter			Nine Months
($ millions)	2010	2009	Change	2010	2009	Change

Cash provided by operations before discretionary pension contributions[1]	$1,013	$1,021	$(8)	$1,407	$1,805	$(398)

Discretionary pension pre-funding impact, net of tax	(35)	(477)	442	(341)	(603)	262

Cash provided by operations	978	544	434	1,066	1,202	(136)

Less:

Capital expenditures	(160)	(139)	(21)	(398)	(436)	38

Outsourcing contract & related software costs	(1)	(21)	20	(5)	(58)	53

Free cash flow[1]	$817	$384	$433	$663	$708	$(45)

[1]	Non-GAAP metric - see definitions and reconciliations at the end of this press release.
             Free cash flow totaled $817 million in the 2010 third quarter compared with $384 million in the prior year period. The improvement in 2010 third quarter free cash flow reflects lower pension pre-funding and improved working capital. Third quarter 2010 cash from operations included a $60 million discretionary contribution to the company’s pension plans. Third quarter 2009 cash from operations included discretionary pension contributions of $586 million and $47 million from discontinued operations, principally for the Advisory Services business (TASC), which was divested in December of 2009.

Northrop Grumman Corporation
1840 Century Park East • Los Angeles, CA 90067
www.northropgrumman.com

Northrop Grumman Reports Third Quarter 2010 Financial Results	4
Table 3 – 2010 Guidance Updated

($ in millions, except per share amounts)	Prior	Current

Sales	~$34,800	~$34,900

Segment operating margin %[1]	Low 9%	Low to mid 9%

Operating margin %	Mid 8%	Mid 8%

Diluted EPS from continuing operations	$6.60 - $6.80	$6.85 - $7.00

Cash provided by operations before discretionary pension contributions[1]	2,300 - 2,800	2,300 - 2,800

Free cash flow before discretionary pension contributions[1]	1,500 - 2,000	1,500 - 2,000

[1] Non-GAAP metric - see definitions and reconciliations at the end of this press release.

Table 4 - Cash Measurements, Debt and Capital Deployment

($ millions)	9/30/2010	12/31/2009

Cash & cash equivalents	$2,528	$3,275

Total debt	4,209	4,294

Net debt[1]	1,681	1,019

Net debt to total capital ratio[2]	10%	6%

[1]Total debt less cash and cash equivalents.

[2] Net debt divided by the sum of shareholders’ equity and total debt.
        Changes in cash and cash equivalents include the following items for cash from operations, investing and financing through Sept. 30, 2010:
Operations
•	$390 million discretionary pension contributions
•	$1.1 billion provided by operations after discretionary pension contributions above
Investing
•	$398 million for capital expenditures and $5 million for outsourcing contract and related software costs

Northrop Grumman Corporation
1840 Century Park East • Los Angeles, CA 90067
www.northropgrumman.com

Northrop Grumman Reports Third Quarter 2010 Financial Results	5
Financing
•	$1.1 billion for repurchase of approximately 17.8 million shares of common stock
•	$112 million proceeds from exercises of stock options and issuance of common stock
•	$91 million principal payments of long term debt
•	$408 million for dividends

Northrop Grumman Corporation
1840 Century Park East • Los Angeles, CA 90067
www.northropgrumman.com

Northrop Grumman Reports Third Quarter 2010 Financial Results	6
Table 5 - Business Results
Consolidated Sales & Segment Operating Income1

	Third Quarter			Nine Months
($ millions)	2010	2009	Change	2010	2009	Change

Sales
Aerospace Systems	$2,706	$2,527	7%	$8,244	$7,656	8%
Electronic Systems	1,874	1,839	2%	5,740	5,594	3%
Information Systems	2,123	2,118	0%	6,310	6,362	(1%)
Shipbuilding	1,670	1,650	1%	4,989	4,549	10%
Technical Services	871	692	26%	2,435	2,026	20%
Intersegment eliminations	(530)	(476)		(1,568)	(1,357)

	$8,714	$8,350	4%	$26,150	$24,830	5%
Segment operating income [1]
Aerospace Systems	$303	$265	14%	$934	$780	20%
Electronic Systems	261	215	21%	751	695	8%
Information Systems	190	168	13%	578	517	12%
Shipbuilding	101	113	(11%)	191	211	(9%)
Technical Services	56	41	37%	157	121	30%
Intersegment eliminations	(54)	(52)		(172)	(139)

Segment operating income[1]	$857	$750	14%	$2,439	$2,185	12%
as a % of sales[1]	9.8%	9.0%	80 bps	9.3%	8.8%	50 bps

Reconciliation to operating income
Unallocated corporate expenses	$(46)	$(55)	16%	$(125)	$(87)	(44%)
Net pension adjustment[1]	(8)	(72)	89%	(24)	(224)	89%
Reversal of royalty income included above	(2)	(4)	50%	(8)	(22)	64%

Operating income	801	619	29%	2,282	1,852	23%
as a % of sales	9.2%	7.4%	180 bps	8.7%	7.5%	120 bps

Net interest expense	(68)	(76)	11%	(216)	(219)	1%
Other, net	13	41	(68%)	10	62	(84%)

Earnings from continuing operations before income taxes	746	584	28%	2,076	1,695	22%
Federal and foreign income taxes	(257)	(120)	(114%)	(414)	(497)	17%

Earnings from continuing operations	489	464	5%	1,662	1,198	39%
Earnings from discontinued operations	8	26	(69%)	15	75	(80%)

Net earnings	$497	$490	1%	$1,677	$1,273	32%

[1] Non-GAAP metric - see definitions and reconciliations at the end of this press release.
               Results for TASC, divested in December 2009, are reported as discontinued operations for all periods presented.

Northrop Grumman Corporation
1840 Century Park East • Los Angeles, CA 90067
www.northropgrumman.com

Northrop Grumman Reports Third Quarter 2010 Financial Results	7
Aerospace Systems ($ millions)

	Third Quarter			Nine Months
	2010	2009	% Change	2010	2009	% Change

Sales	$2,706	$2,527	7.1%	$8,244	$7,656	7.7%

Operating income	303	265	14.3%	934	780	19.7%

as % of sales	11.2%	10.5%		11.3%	10.2%
          Aerospace Systems third quarter 2010 sales increased 7 percent, principally due to higher volume for manned and unmanned aircraft programs. Higher volume for these programs was partially offset by lower volume for civil space and missile defense programs. Aerospace Systems third quarter 2010 operating income increased 14 percent, and as a percent of sales increased to 11.2 percent from 10.5 percent in the prior year period. Higher operating income and margin rate are due to higher volume and improved program performance primarily in manned aircraft programs.
Electronic Systems ($ millions)

	Third Quarter			Nine Months
	2010	2009	% Change	2010	2009	% Change

Sales	$1,874	$1,839	1.9%	$5,740	$5,594	2.6%

Operating income	261	215	21.4%	751	695	8.1%

as a % of sales	13.9%	11.7%		13.1%	12.4%
          Electronic Systems third quarter 2010 sales increased 2 percent due to higher sales of targeting and postal automation systems, partially offset by lower sales of land and self protection systems. Electronic Systems third quarter 2010 operating income increased 21 percent, and as a percent of sales increased to 13.9 percent from 11.7 percent. Higher operating income and margin rate are primarily due to improved program performance for postal automation and land and self protection systems programs.
Information Systems ($ millions)

	Third Quarter			Nine Months
	2010	2009	% Change	2010	2009	% Change

Sales	$2,123	$2,118	0.2%	$6,310	$6,362	(0.8%)

Operating income	190	168	13.1%	578	517	11.8%

as a % of sales	8.9%	7.9%		9.2%	8.1%

Northrop Grumman Corporation
1840 Century Park East • Los Angeles, CA 90067
www.northropgrumman.com

Northrop Grumman Reports Third Quarter 2010 Financial Results	8
          Information Systems third quarter 2010 sales were comparable to the prior year period. Sales in the period included higher volume for defense systems, which was largely offset by lower sales for intelligence and civil systems programs. Third quarter 2010 operating income increased 13 percent and as a percent of sales totaled 8.9 percent compared with 7.9 percent in the prior year period. Higher operating income and rate primarily reflect improved program performance for civil systems.
Shipbuilding ($ millions)

	Third Quarter			Nine Months
	2010	2009	% Change	2010	2009	% Change

Sales	$1,670	$1,650	1.2%	$4,989	$4,549	9.7%

Operating income	101	113	(10.6%)	191	211	(9.5%)

as % of sales	6.0%	6.8%		3.8%	4.6%
          Shipbuilding third quarter 2010 sales increased 1 percent. Third quarter 2010 operating income declined 11 percent, and as a percent of sales totaled 6 percent compared with 6.8 percent in the third quarter of 2009. The declines in operating income and rate are primarily due to lower performance for expeditionary warfare programs, partially offset by milestone incentives on the LPD program.
Technical Services ($ millions)

	Third Quarter			Nine Months
	2010	2009	% Change	2010	2009	% Change

Sales	$871	$692	25.9%	$2,435	$2,026	20.2%

Operating income	56	41	36.6%	157	121	29.8%

as a % of Sales	6.4%	5.9%		6.4%	6.0%
          Technical Services third quarter 2010 sales increased 26 percent primarily due to higher volume for integrated logistics and modernization programs. Technical Services third quarter 2010 operating income increased 37 percent, and as a percent of sales increased to 6.4 percent from 5.9 percent. The improvements in operating income and rate are due to higher volume, improved business mix and improved performance.
# # #

Northrop Grumman Corporation
1840 Century Park East • Los Angeles, CA 90067
www.northropgrumman.com

Northrop Grumman Reports Third Quarter 2010 Financial Results	9
About Northrop Grumman
          Northrop Grumman will webcast its earnings conference call at 10:30 a.m. ET on Oct. 27, 2010. A live audio broadcast of the conference call along with a supplemental presentation will be available on the investor relations page of the company’s Website at http://www.northropgrumman.com.
          Northrop Grumman Corporation is a leading global security company whose 120,000 employees provide innovative systems, products, and solutions in aerospace, electronics, information systems, shipbuilding and technical services to government and commercial customers worldwide. Please visit www.northropgrumman.com for more information.
Statements in this release and the attachments, other than statements of historical fact, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “expect,” “intend,” “plan,” “project,” “forecast,” “believe,” “estimate,” “outlook,” “guidance,” and similar expressions generally identify these forward-looking statements. Forward-looking statements in this release and the attachments include, among other things, financial guidance regarding future sales, segment operating income, pension expense, employer contributions under pension plans and medical and life benefits plans, cash flow and earnings. These statements are not guarantees of future performance and involve certain risks and uncertainties. Actual results could differ materially due to factors such as: the effect of the government’s newly announced plans to change its current procurement practices; timing and execution of Shipbuilding’s Gulf Coast consolidation; execution of any strategic alternative for the Shipbuilding business; the effects of changes to capital structure; the effect of economic conditions in the United States and globally; access to capital; future sales and cash flows; timing of cash receipts; effective tax rates and timing and amounts of tax payments; returns on pension plan assets, interest and discount rates and other changes that may impact pension plan assumptions; retiree medical expense; the outcome of litigation, claims, audits, appeals, bid protests and investigations; hurricane and earthquake-related insurance coverage and recoveries; costs of environmental remediation; our relationships with labor unions; availability and retention of qualified personnel; costs of capital investments; changes in organizational structure and reporting segments; risks associated with acquisitions, dispositions, joint ventures, strategic alliances and other business arrangements; possible impairments of goodwill or other intangible assets; effects of legislation, rulemaking, and changes in accounting, tax or defense procurement; changes in government and customer priorities and requirements (including, government budgetary constraints, shifts in defense spending, changes in import and export policies, changes in customer short-range and long-range plans); acquisition or termination of contracts; technical, operation or quality setbacks in contract performance; protection of intellectual property rights; risks associated with our nuclear operations; issues with, and financial viability of, key suppliers and subcontractors; availability of materials and supplies; controlling costs of fixed-price development programs; contractual performance relief and the application of cost sharing terms; allowability and allocability of costs under U.S. Government contracts; progress and acceptance of new products and technology; domestic and international competition; legal, financial and governmental risks related to international transactions; potential security threats, natural disasters and other disruptions not under our control; and other risk factors disclosed in our filings with the Securities and Exchange Commission.
These forward-looking statements speak only as of the date of this release and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

Northrop Grumman Corporation
1840 Century Park East • Los Angeles, CA 90067
www.northropgrumman.com

Northrop Grumman Reports Third Quarter 2010 Financial Results	10
This release and the attachments also contain non-GAAP financial measures. A reconciliation to the nearest GAAP measure and a discussion of the company’s use of these measures are included in this release or the attachments.
LEARN MORE ABOUT US: Northrop Grumman news releases, product information, photos and video clips are available on the Internet at: http://www.northropgrumman.com

Northrop Grumman Corporation
1840 Century Park East • Los Angeles, CA 90067
www.northropgrumman.com

SCHEDULE 1
NORTHROP GRUMMAN CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
$ in millions, except per share amounts	2010	2009	2010	2009

Sales and Service Revenues
Product sales	$5,303	$4,982	$16,373	$14,972
Service revenues	3,411	3,368	9,777	9,858

Total sales and service revenues	8,714	8,350	26,150	24,830

Cost of Sales and Service Revenues
Cost of product sales	4,096	4,027	12,759	12,007
Cost of service revenues	3,092	2,960	8,846	8,768
General and administrative expenses	725	744	2,263	2,203

Operating income	801	619	2,282	1,852
Other (expense) income
Interest expense	(68)	(76)	(216)	(219)
Other, net	13	41	10	62

Earnings from continuing operations before income taxes	746	584	2,076	1,695
Federal and foreign income taxes	257	120	414	497

Earnings from continuing operations	489	464	1,662	1,198
Earnings from discontinued operations, net of tax	8	26	15	75

Net earnings	$497	$490	$1,677	$1,273

Basic Earnings Per Share
Continuing operations	$1.67	$1.46	$5.57	$3.72
Discontinued operations	.02	.09	.05	.23

Basic earnings per share	$1.69	$1.55	$5.62	$3.95

Weighted-average common shares outstanding, in millions	293.5	317.1	298.6	322.0

Diluted Earnings Per Share
Continuing operations	$1.64	$1.45	$5.49	$3.67
Discontinued operations	.03	.08	.05	.23

Diluted earnings per share	$1.67	$1.53	$5.54	$3.90

Weighted-average diluted shares outstanding, in millions	297.6	320.6	302.5	326.1

Net earnings (from above)	$497	$490	$1,677	$1,273
Other comprehensive income
Change in cumulative translation adjustment	18	20	(34)	44
Change in unrealized gain on marketable securities and cash flow hedges, net of tax				35
Change in unamortized benefit plan costs, net of tax	39	53	118	159

Other comprehensive income, net of tax	57	73	84	238

Comprehensive income	$554	$563	$1,761	$1,511

SCHEDULE 2
NORTHROP GRUMMAN CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
(Unaudited)

	September 30,	December 31,
$ in millions	2010	2009

Assets
Cash and cash equivalents	$2,528	$3,275
Accounts receivable, net of progress payments	4,172	3,394
Inventoried costs, net of progress payments	1,193	1,170
Deferred tax assets	718	524
Prepaid expenses and other current assets	392	272

Total current assets	9,003	8,635
Property, plant, and equipment, net of accumulated depreciation of $4,608 in 2010 and $4,216 in 2009	4,767	4,868
Goodwill	13,517	13,517
Other purchased intangibles, net of accumulated amortization of $1,943 in 2010 and $1,871 in 2009	801	873
Pension and post-retirement plan assets	324	300
Long-term deferred tax assets	654	1,010
Miscellaneous other assets	1,110	1,049

Total assets	$30,176	$30,252

Liabilities
Notes payable to banks	$15	$12
Current portion of long-term debt	757	91
Trade accounts payable	1,677	1,921
Accrued employees’ compensation	1,238	1,281
Advance payments and billings in excess of costs incurred	2,069	1,954
Other current liabilities	2,007	1,726

Total current liabilities	7,763	6,985
Long-term debt, net of current portion	3,437	4,191
Pension and post-retirement plan liabilities	4,511	4,874
Other long-term liabilities	1,271	1,515

Total liabilities	16,982	17,565

Shareholders’ Equity
Common stock, $1 par value; 800,000,000 shares authorized; issued and outstanding: 2010 — 292,228,109; 2009 — 306,865,201	292	307
Paid-in capital	7,827	8,657
Retained earnings	8,005	6,737
Accumulated other comprehensive loss	(2,930)	(3,014)

Total shareholders’ equity	13,194	12,687

Total liabilities and shareholders’ equity	$30,176	$30,252

SCHEDULE 3
NORTHROP GRUMMAN CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended
	September 30
$ in millions	2010	2009

Operating Activities
Sources of Cash — Continuing Operations
Cash received from customers
Progress payments	$4,361	$5,472
Collections on billings	21,145	19,013
Other cash receipts	28	32

Total sources of cash — continuing operations	25,534	24,517

Uses of Cash — Continuing Operations
Cash paid to suppliers and employees	(22,796)	(21,681)
Pension contributions	(438)	(832)
Interest paid, net of interest received	(254)	(240)
Income taxes paid, net of refunds received	(933)	(675)
Excess tax benefits from stock-based compensation	(12)	(2)
Other cash payments	(35)	(29)

Total uses of cash — continuing operations	(24,468)	(23,459)

Cash provided by continuing operations	1,066	1,058
Cash provided by discontinued operations		144

Net cash provided by operating activities	1,066	1,202

Investing Activities
Payments for businesses purchased		(33)
Additions to property, plant, and equipment	(398)	(436)
Payments for outsourcing contract costs and related software costs	(5)	(58)
Other investing activities, net	22	(12)

Net cash used in investing activities	(381)	(539)

Financing Activities
Net borrowings under lines of credit	3	4
Proceeds from issuance of long-term debt		850
Principal payments of long-term debt	(91)	(73)
Proceeds from exercises of stock options and issuances of common stock	112	29
Dividends paid	(408)	(405)
Excess tax benefits from stock-based compensation	12	2
Common stock repurchases	(1,060)	(650)

Net cash used in financing activities	(1,432)	(243)

(Decrease) increase in cash and cash equivalents	(747)	420
Cash and cash equivalents, beginning of period	3,275	1,504

Cash and cash equivalents, end of period	$2,528	$1,924

SCHEDULE 4
NORTHROP GRUMMAN CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended
	September 30
$ in millions	2010	2009

Reconciliation of Net Earnings to Net Cash Provided by Operating Activities
Net earnings	$1,677	$1,273
Adjustments to reconcile to net cash provided by operating activities
Depreciation	436	424
Amortization of assets	101	113
Stock-based compensation	103	83
Excess tax benefits from stock-based compensation	(12)	(2)
(Increase) decrease in
Accounts receivable, net	(779)	(64)
Inventoried costs, net	(46)	(239)
Prepaid expenses and other current assets	(9)	(39)
Increase (decrease) in
Accounts payable and accruals	(332)	(182)
Deferred income taxes	87	136
Income taxes payable	(121)	(158)
Retiree benefits	4	(208)
Other non-cash transactions, net	(43)	(79)

Cash provided by continuing operations	1,066	1,058
Cash provided by discontinued operations		144

Net cash provided by operating activities	$1,066	$1,202

Non-Cash Investing and Financing Activities
Capital expenditures accrued in accounts payable	$55	$38

SCHEDULE 5
NORTHROP GRUMMAN CORPORATION
TOTAL BACKLOG AND CONTRACT AWARDS
(Unaudited)

$ in millions	September 30, 2010			December 31, 2009
			TOTAL			TOTAL
	FUNDED (1)	UNFUNDED (2)	BACKLOG	FUNDED (1)	UNFUNDED (2)	BACKLOG
Aerospace Systems	$8,541	$13,337	$21,878	$8,320	$16,063	$24,383
Electronic Systems	8,237	2,083	10,320	7,591	2,784	10,375
Information Systems	4,951	5,536	10,487	4,319	4,508	8,827
Shipbuilding	9,900	7,210	17,110	11,294	9,151	20,445
Technical Services	2,855	1,997	4,852	2,352	2,804	5,156

Total	$34,484	$30,163	$64,647	$33,876	$35,310	$69,186

(1)	Funded backlog represents firm orders for which funding is contractually obligated by the customer.

(2)	Unfunded backlog represents firm orders for which funding is not currently contractually obligated by the customer.

Unfunded backlog excludes unexercised contract options and unfunded indefinite delivery indefinite quantity (IDIQ) orders.

New Awards — The estimated value of contract awards included in backlog during the nine months ended September 30, 2010, was $20.8 billion.
During the second quarter of 2010, the company reached an agreement with the Commonwealth of Virginia that modified certain aspects of the Virginia IT outsourcing contract. As a result of these modifications, total backlog at September 30, 2010 includes an $824 million favorable adjustment to reflect minimum values for years 2011 through 2016, which are now provided for in the contract.

SCHEDULE 6
NORTHROP GRUMMAN CORPORATION
SCHEDULE OF REALIGNED SEGMENT
(Unaudited)

	NET SALES				SEGMENT OPERATING INCOME (LOSS)(2)
				Three				Three
				Months Ended				Months Ended
$ in millions	Year Ended December 31			Dec 31	Year Ended December 31			Dec 31
	2007	2008	2009	2009	2007	2008	2009	2009
AS REPORTED
Aerospace Systems	$9,234	$9,825	$10,419	$2,763	$919	$416	$1,071	$291
Electronic Systems	6,466	7,048	7,671	2,077	809	947	969	274
Information Systems	7,758	8,205	8,611	2,195	725	629	631	109
Shipbuilding	5,788	6,145	6,213	1,664	538	(2,307)	299	88
Technical Services	2,422	2,535	2,776	750	139	144	161	40
Intersegment Eliminations	(1,327)	(1,443)	(1,935)	(524)	(105)	(128)	(202)	(58)

Total	$30,341	$32,315	$33,755	$8,925	$3,025	$(299)	$2,929	$744

RECASTED AND REALIGNED (1)
Aerospace Systems	$9,234	$9,825	$10,419	$2,763	$919	$416	$1,071	$291
Electronic Systems	6,466	7,048	7,671	2,077	809	947	969	274
Information Systems	7,717	8,174	8,536	2,174	722	626	624	107
Shipbuilding	5,788	6,145	6,213	1,664	538	(2,307)	299	88
Technical Services	2,422	2,535	2,776	750	139	144	161	40
Intersegment Eliminations	(1,286)	(1,412)	(1,860)	(503)	(102)	(125)	(195)	(56)

Total	$30,341	$32,315	$33,755	$8,925	$3,025	$(299)	$2,929	$744

(1)	Reported amounts for total years 2007 through 2009 (previously reported in the 2009 Form 10-K), and the three months ended Dec. 31, 2009 (previously reported in the Fourth Quarter 2009 earnings release filed on Feb. 4, 2010) were adjusted to reflect the January 2010 transfer of the company’s internal information technology services unit from the Information Systems segment to the company’s corporate shared services group.

(2)	Non-GAAP measure. Management uses segment operating income as an internal measure of financial performance for the individual operating segments.

Non-GAAP Financial Measures Disclosure: Today’s press release contains non-GAAP (accounting principles generally accepted in the United States of America) financial measures, as defined by SEC (Securities and Exchange Commission) Regulation G and indicated by a footnote in the text of the release. While we believe that these non-GAAP financial measures may be useful in evaluating Northrop Grumman’s financial information, they should be considered as supplemental in nature and not as a substitute for financial information prepared in accordance with GAAP. Definitions are provided for the non-GAAP measures and reconciliations are provided in the body of the release and in attached schedules. References to a “Table” in the definitions below relate to tables in the body of this press release. Other companies may define these measures differently or may utilize different non-GAAP measures.
Cash provided by operations before discretionary pension contributions: Cash provided by operations before the after-tax impact of discretionary pension contributions. Cash provided by operations before discretionary pension contributions has been provided for consistency and comparability of 2010 and 2009 financial performance and is reconciled on Table 2.
Free cash flow: Cash provided by operations less capital expenditures and outsourcing contract and related software costs. We use free cash flow as a key factor in our planning for and consideration of strategic acquisitions, stock repurchases and the payment of dividends. This measure should not be considered in isolation, as a measure of residual cash flow available for discretionary purposes, or as an alternative to operating results presented in accordance with GAAP. Free cash flow is reconciled in Table 2.
Free cash flow before discretionary pension contributions: Free cash flow before the after-tax impact of discretionary pension contributions. We use free cash flow before discretionary pension contributions as a key factor in our planning for and consideration of strategic acquisitions, stock repurchases and the payment of dividends. This measure should not be considered in isolation, as a measure of residual cash flow available for discretionary purposes, or as an alternative to operating results presented in accordance with GAAP. Free cash flow before discretionary pension contributions is presented in Table 3.
Net pension adjustment: Pension expense determined in accordance with GAAP less pension expense allocated to the operating segments under U.S. Government Cost Accounting Standards (CAS). Net pension adjustment is presented in Table 1.
After-tax net pension adjustment per share: The per share impact of the net pension adjustment as defined above, after tax at the statutory rate of 35%, provided for consistency and comparability of 2010 and 2009 financial performance and reconciled on Table 1.
Pension-adjusted diluted EPS from continuing operations: Diluted EPS from continuing operations excluding the after-tax net pension adjustment per share. These per share amounts are provided for consistency and comparability of operating results. Management uses pension-adjusted diluted EPS from continuing operations, as reconciled in Table 1, as an internal measure of financial performance.
Pension-adjusted operating income: Operating income before net pension adjustment as reconciled in Table 1 and used as an internal measure of financial performance.
Pension-adjusted operating income as a % of sales: Pension-adjusted operating income as defined above, divided by sales. Management uses pension-adjusted operating income as a % of sales, as reconciled in Table 1, as an internal measure of financial performance.

Northrop Grumman Corporation
1840 Century Park East • Los Angeles, CA 90067
www.northropgrumman.com

Segment operating income (loss): Total earnings from our five segments including allocated pension expense recognized under CAS. Reconciling items to operating income are unallocated corporate expenses, which include management and administration, legal, environmental, certain compensation and retiree benefits, and other expenses; net pension adjustment; and reversal of royalty income included in segment operating income. Management uses segment operating income, as reconciled in Table 5, as an internal measure of financial performance of our individual operating segments.
Segment operating margin % / Segment operating income as a % of sales: Segment operating income as defined above, divided by sales. Management uses segment operating income as a % of sales, as reconciled in Table 5, as an internal measure of financial performance.
####

Northrop Grumman Corporation
1840 Century Park East • Los Angeles, CA 90067
www.northropgrumman.com